Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective September 1, 2013 (the “Effective Date”) between Coty Inc. (the “Company” and, collectively with its affiliates, “Coty”), and DARRYL MCCALL (“Executive”).

RECITALS

A	As provided in a separate agreement between Executive and Coty Geneva, SA (“Coty Geneva”), Executive’s employment with Coty Geneva will end on August 31, 2013 in connection with his planned transfer to New York.

B	The parties desire that as of the Effective Date Executive will become employed by the Company.

C	The parties desire to set forth in this Agreement the terms of Executive’s employment with the Company.

NOW, THEREFORE, the parties agree as follows:

1.	Employment.

	1.1	In General. The Company agrees to employ Executive as of the Effective Date, and Executive accepts such employment, on the terms and conditions set forth in this Agreement.

	1.2	At-Will Employment. This Agreement does not constitute, and may not be construed as, a commitment to employment for any specific duration. The duration and terms and conditions of Executive’s employment relationship with the Company shall be at will, which means that the Company may change the terms and conditions of the employment relationship, and that Executive may leave the Company, or the Company may require Executive to leave its employ, for any reason or no reason, at any time.

	1.3	Planned End Date. Executive’s employment with the Company will terminate on December 31, 2014 (the “Planned End Date”) or such earlier date on which his employment ends in accordance with this Agreement. The date Executive’s employment with the Company actually terminates is referred to in this Agreement as the “Separation Date.”

2.	Duties.

	2.1	Executive shall be the Company’s Executive Vice President, Supply Chain and shall report to Michele Scannavini, Chief Executive Officer (the “Reporting Officer”). Executive shall perform all duties customarily associated with such office. Executive shall also perform such other duties consistent with his position as may be assigned to him from time to time by the Reporting Officer or the Company’s Board of Directors (the “Board”). Such duties may include directorships on the boards of entities affiliated with the Company or serving as representative on industry panels, and may entail reporting to others within the Coty group of companies in addition to his normal reporting lines within the Company. No additional compensation shall be paid for Executive’s assumption of such responsibilities except for such nominal compensation as may be required under local law, which to the extent paid shall be deducted from his Salary (as defined below).

2.2	Subject to Section 2.3, Executive shall devote his entire business time, attention, and energies to the business of the Company during Executive’s employment with the Company and shall use his best efforts to perform such responsibilities faithfully and efficiently. Executive shall comply with the Coty Code of Business Conduct, as in effect from time to time.

2.3	Nothing herein shall prohibit Executive from pursuing his business interests that are unrelated to the Company’s business as long as they do not violate Section 8, conflict with the interests of the Coty, or interfere with the performance of his duties pursuant to this Agreement.

2.4	Executive’s position will be based at the Company’s principal office in New York, New York. Notwithstanding the foregoing, Executive will be required to travel within the normal course of his duties.

3.	Compensation. Executive’s compensation during his employment under this Agreement shall be as follows:

	3.1	Salary. The Company shall pay Executive base salary (“Salary”) at an annual rate determined by converting Executive’s rate of annual base compensation with Coty Geneva immediately before the Effective Date into US dollars, using the Company’s applicable FY14 currency exchange plan rate in effect as of the Effective Date. Executive’s Salary shall be payable in accordance with the Company’s normal payroll practices as in effect from time to time.

	3.2	APP Bonus. Executive shall continue to participate in the Coty Annual Performance Plan (the “APP”), with a Target Award of 60% of Executive’s Salary. Executive understands that the APP is a discretionary bonus plan and may be amended or terminated by Coty in its sole discretion at any time, and that an award under the APP (“Bonus”) is not guaranteed by Coty except as provided in the APP. In determining Executive’s Bonus, if any, Coty will consider the business results of the Company as well as affiliated companies, as provided in the APP.

	3.3	Long-Term Incentive Plan. Executive shall continue to be eligible for long-term incentive grants under the Coty Inc. Long-Term Incentive Plan (the “LTIP”) at the discretion of the Board or the Board’s Remuneration and Nomination Committee. Executive understands that the LTIP may be amended or terminated by Coty in its sole discretion to the extent provided under the LTIP.

	3.4	Automobile. Executive shall receive a monthly car allowance which amount will be similar to the monthly lease value current applied to senior executives of the Company.

	3.5	Benefits. Executive shall be eligible to participate in the welfare, retirement, perquisite and fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time for senior executives of the Company generally.

4.	Business Expenses. During Executive’s employment under this Agreement, Executive shall be eligible for prompt reimbursement for business expenses, travel and entertainment reasonably incurred by Executive, subject to the terms and conditions of the Coty Travel Policy as in effect from time to time.
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5.	Vacation. Executive shall accrue paid vacation at the rate of twenty (20) work days per year or such greater rate as may be provided by the terms and conditions of the Company’s standard vacation policies for its employees as in effect from time to time (the “Vacation Policy”). Executive’s vacation entitlement shall be subject to the terms and conditions of the Vacation Policy, including, without limitation, such overall limitations on accrued but unused vacation as the Vacation Policy may provide. In scheduling vacation Executive shall duly consider the business requirements of the Company.

6.	Relocation Benefits. Executive will be entitled to Coty’s standard International Transfer Policy (“ITP”) terms that apply when an employee returns to his home country. These will include the following, subject in each case to the terms and conditions of the ITP:

	6.1	Sea shipment of goods from Geneva to the New York City area or to Santa Fe, New Mexico, as elected by Executive;

	6.2	Home-finding assistance for a rental home in the New York City area;

	6.3	Payment upon submission of appropriate documentation of either (i) up to 60 days of temporary living expenses in New York while searching for a rental home or (ii) two times Executive’s monthly rent in Geneva in case of a double rent situation;

	6.4	A relocation allowance equal to one month’s Salary; and

	6.5	Tax assistance with respect to the filing of Executive’s 2013 tax filings in Switzerland and Executive’s 2013 and 2014 tax filings in the United States; provided, however, that Executive shall in no event be entitled to tax assistance after (i) the Company’s termination of his employment for Cause, (ii) Executive’s resignation from the Company before the Planned End Date, or (iii) the expiration of six months from his Separation Date if his employment terminates for any other reason.

7.	Confidentiality. Commencing on the Effective Date and at all times thereafter, Executive shall not use for any purpose or disclose to any third party any Confidential Information (as defined below) other than (i) in the performance of Executive’s duties under this Agreement, (ii) as may otherwise be required by law, regulation or legal process, or (iii) as may be required by a governmental authority, agency or body. In each case subject to the last sentence of this Section 7, “Confidential Information” means any proprietary and/or confidential information relating to Coty, Coty’s customers, or other parties with which Coty has a business relationship or that may provide Coty with a competitive advantage, and includes, without limitation, trade secrets; inventions (whether or not patentable); technology and business processes; business, product or marketing plans; negotiating strategies; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; compilations of public information that become proprietary as a result of Coty’s compilation of such public information for use in its business; and documents (including any electronic record, videotapes or audiotapes) and oral communications incorporating Confidential Information. Executive shall also comply with any confidentiality obligations of Coty to a third party that Executive knows or should know about, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information if it is or becomes generally available to the public other than as a result of an unauthorized disclosure or action by Executive or at Executive’s direction or by any other person who directly or indirectly receives such information from Executive. Because Confidential Information is extremely valuable, the Company takes measures to maintain its confidentiality and guard its secrecy.
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Confidential Information may be copied, disclosed or used by Executive during his employment with the Company only as necessary to carry out Company business and, where applicable, only as required or authorized under the terms of any agreements between the Company and any third party. If Executive is ever asked to disclose any information or materials that are subject to these confidentiality restrictions, pursuant to legal process or otherwise, Executive must contact the Company to seek the Company’s written consent prior to any disclosure.

8.	Non-Competition; Non-interference.

	8.1	Definitions.

		8.1.1	“Competing Organization” means any person or organization that is engaged in, or about to become engaged in, research or development, production, marketing, leasing, selling, distributing, or servicing of a Competing Product.

		8.1.2	“Competing Product” means any product, process, system or service of any person or organization other than Coty, in existence or under development, that is the same as or similar to or competes with, or has a usage allied to, a product, process, system or service upon which Executive has worked (in either a sales or a non-sales capacity) during the last two (2) years of Executive’s employment by Coty, or about which Executive acquires, or has access to, Confidential Information.

		8.1.3	“Restricted Entity” means any corporation, firm, or business, other than Coty, engaged in a consumer or professional cosmetics, fragrances or toiletries business or any other business that is competitive, in any geographical area, with any business of Coty to which Executive was assigned or for which Executive rendered substantial employment services or had managerial oversight responsibility or with respect to which Executive was exposed to Confidential Information at any time during the two (2) years prior to the termination of Executive’s employment with the Company.

		8.1.4	“Term of Employment” refers to the period or periods during which Executive is employed by Coty.

	8.2	Non-Competition.

		8.2.1	During the Term of Employment and for twelve (12) months thereafter, Executive shall not, without the written consent of the Company, on Executive’s own behalf or for a Competing Organization, either as principal, agent, consultant, employee, officer, director, or otherwise, engage in any work or other activity that competes in any way with Coty (i) in or directly related to the specific areas or subject matters in which Executive worked during the Term of Employment, or (ii) involving or directly related to Confidential Information of which Executive became aware or to which Executive had access during such employment. Executive shall consult the Company before entering upon any activity that might violate the provisions of this section, it being understood that Executive’s activities shall be limited hereby only to the extent that is reasonably necessary for the protection of Coty’s interests for a period determined by the Company in accordance with this section.
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It is further understood that such interests will normally require that, for a period determined in accordance with this section, Executive not engage in work or other activity as defined above.

	8.2.2	Executive may accept employment with a large Competing Organization whose business is diversified (and which has separate and distinct divisions), and which as to part of its business is not a Competing Organization, provided the Company, prior to Executive accepting such employment, shall receive separate written assurances satisfactory to the Company that Executive will not render services directly or indirectly in connection with any Competing Product. Executive shall inform any Competing Organization, prior to accepting employment, of the existence of this Section 8.2 and provide such employer with a copy thereof.

	8.2.3	If, because of restrictions imposed in or pursuant to this Section 8.2, Executive is unable to obtain employment consistent with Executive’s experience or employment qualifications and as long as Executive is diligently seeking employment, Executive understands that the Company will pay to Executive each month, so long as such restrictions remain in effect, a sum equal to the base compensation Executive was receiving from the Company at the termination of Executive’s employment, less the total of (i) any and all compensation paid or due to Executive for any other employment in which Executive engaged during such month (whether part- or full-time, temporary or permanent, of a consulting nature, or otherwise), (ii) any and all retirement, pension, severance, disability or other similar income Executive received from the Company during such month, and (iii) any unemployment or similar compensation Executive received during such month, such payment to be made only upon the receipt from Executive with respect to such month of a signed written statement setting forth Executive’s certification as to (A) the compensation paid or due to Executive for any other employment and any unemployment or similar compensation, (B) Executive’s efforts to obtain employment consistent with Executive’s experience and employment qualifications, and (C) that, despite Executive’s conscientious efforts, Executive has been unable to obtain such employment because of such restrictions.

	8.2.4	Executive understands that the obligation of the Company to make any monthly payment under Section 8.2.3 above shall cease upon (i) Executive’s obtaining employment consistent with Executive’s experience and employment qualifications, (ii) the Company waiving such restrictions, or (iii) the expiration of twelve (12) months following the Term of Employment, whichever shall first occur.

8.3	Non-interference.

	8.3.1	Executive will not at any time during, or for a period of twelve (12) months following the termination of, Executive’s employment with the Company, directly or indirectly solicit, induce, influence, or attempt to solicit, induce or influence any person then employed by Coty to terminate his or her employment relationship with Coty or otherwise interfere with any such employment by or association with Coty for the purpose of associating, as an employee or otherwise, with any Restricted Entity or otherwise encourage any such employee to leave his or her employment with Coty.
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		8.3.2	Executive will not at any time during, or for a period of twelve (12) months following the termination of, Executive’s employment with the Company, directly or indirectly solicit, induce, influence, or attempt to solicit, induce or influence any customer, supplier or vendor of Coty to divert his, her or its business to any Restricted Entity or otherwise encourage such customer, supplier or vendor to terminate or change its business relationship with Coty or otherwise interfere with any business or contractual relationship of Coty that may exist from time to time, including but not limited to with any supplier, customer or vendor.

9.	Company Property.

	9.1	In General. Executive agrees that all patents, patentable inventions, copyrights, trade secret rights, trademark rights and associated goodwill, rights in know-how, and all other intellectual property rights, as well as all their physical and intangible embodiments, that are conceived, discovered, developed, created or reduced to practice by Executive, solely or in collaboration with others, during the period of his employment with the Company and that relate in any manner to the business of the Coty that Executive may be directed to undertake, investigate or experiment with or that Executive may become associated with in performing services for the Company or for Coty (collectively, “Intellectual Property”) are the sole property of the Company. The Company and Executive expressly agree that each copyrightable work created in whole or part by Executive at the direction of the Coty or relating to the business of the Coty shall be considered a “work made for hire” to the maximum extent allowed by law, and that Company shall be considered the “author” of each such work, as those terms are defined in the Copyright Act 17 U.S.C. §101, et seq. At the Company’s request or in the event any Intellectual Property is deemed for any reason to be owned by Executive, Executive also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all such Intellectual Property.

	9.2	Further Assurances. Executive agrees to assist the Company or its designee, at the Company’s expense, in every lawful way to secure, document and record the Company’s rights in Intellectual Property, including the disclosure to the Company of all pertinent information and data with respect to all Intellectual Property, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Intellectual Property. Executive also agrees that Executive’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement. Executive further agrees not to assert or make a claim of ownership of any Intellectual Property, and that Executive will not file any applications for patents or copyright or trademark registration relating to any Intellectual Property.

	9.3	Pre-Existing Materials. Executive agrees that if in the course of performing services for the Company Executive incorporates into or in any way uses in creating Intellectual Property any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has an interest, (i) Executive will inform the Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Intellectual Property, and (ii) Executive hereby grants the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to
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make, have made, modify, sell, copy and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Intellectual Property. Executive will not incorporate any invention, improvement, development, concept, discovery, intellectual property or other proprietary information owned by any party other than Executive into any Intellectual Property without the Company’s prior written permission.

	9.4	Attorney-in-Fact. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark and mask work registrations with the same legal force and effect as if executed by Executive, if the Company is unable, because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright or trademark registrations covering the Intellectual Property owned by the Company pursuant to this Section 9.

10.	Termination on Planned End Date. Upon the termination of Executive’s employment (other than for Cause) on the Planned End Date, Executive shall be entitled to the following:

	10.1	Executive shall be entitled to any earned but unpaid Salary through the date of termination, any accrued but unused vacation, and any other vested benefits to which Executive is entitled in accordance with the terms of any plan of the Company (the “Accrued Compensation”).

	10.2	Executive shall be entitled to a prorated Bonus payout for the fiscal year of termination, based on the duration of his employment during that year (a “Prorated Bonus”). The Bonus will be based on actual results and will be paid at the time APP bonuses are paid to other executives.

	10.3	Subject to the approval of the Board, and provided that Executive executes within the 30-day period after the Separation Date, a general release of claims in the form prescribed by the Company (a “General Release”), and does not revoke the General Release within seven days after such execution, Executive’s termination of employment shall be considered a “Retirement” for purposes of his awards under the LTIP, and Executive shall not be eligible for any severance payment or settlement payment.

11.	Termination for Cause.

	11.1	Termination for Cause. The Company may terminate Executive’s employment under this Agreement for Cause.

	11.2	Cause Definition. “Cause” means:

(a) Executive’s willful and continued failure to substantially perform his duties for the Company or to carry out the business plan of the Company as determined by the Board;

(b) Executive’s conviction of, guilty plea to, or entry of a nolo contendere plea to, a felony;
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		(c)	The willful or continued negligent engaging by Executive in conduct which is materially injurious to the Company, financially or otherwise; or

		(d)	Executive’s breach of any material term of this Agreement or the Company’s policies and procedures, as in effect from time to time.

	11.3	Cure Opportunity. With respect to circumstances described in Section 11.2(a), (c), or (d), Executive’s termination for Cause shall be effective only after notice to Executive setting forth in reasonable detail the nature of any such alleged Cause circumstance and, if the circumstance is susceptible to cure, the action required to cure such circumstance and a period of not less than 30 calendar days during which time Executive shall have an opportunity to appear before the Board to demonstrate that he has cured the conduct that constitutes Cause; provided, however, that in no event shall the Separation Date be later than the Planned End Date.

	11.4	Accrued Compensation. In the event of the Company’s termination of Executive’s employment for Cause, the Company shall have no further obligations to Executive under this Agreement or otherwise except for the Accrued Compensation.

12.	Termination Before Planned End Date Without Cause.

	12.1	In General. The Company may terminate Executive’s employment under this Agreement without Cause at any time before the Planned End Date. For the avoidance of doubt, this Section 12 shall not apply to the termination of Executive’s employment on the Planned End Date.

	12.2	Termination Benefits. If the Company terminates Executive’s employment without Cause before the Planned End Date, Executive shall receive, without duplication, the following:

		12.2.1	Executive shall be entitled to his Accrued Compensation.

		12.2.2	Executive shall be entitled to a Prorated Bonus payout for the fiscal year of termination, based on the duration of his employment during that year. The Bonus will be based on actual results and will be paid at the time APP bonuses are paid to other executives.

		12.2.3	Provided that Executive executes within the 30-day period after the Separation Date a General Release, and does not revoke the General Release within seven days after such execution, Executive shall be eligible for a lump-sum severance payment equal to his monthly base salary times the lesser of (i) twelve or (ii) the number of months between the Separation Date and the Planned End Date.

		12.2.4	Subject to the Board approval and provided that Executive executes a General Release within the 30-day period after the Separation Date, and does not revoke the General Release within seven days after such execution, Executive’s termination of employment shall be considered a “Retirement” for purposes of his awards under the LTIP. Notwithstanding the foregoing, and for the avoidance of doubt, paragraphs 12.2.3 and 12.2.4 are mutually exclusive and Executive’s termination shall in no event be considered a “Retirement” for purposes of the LTIP if a severance payment or settlement payment is paid to Executive in connection with his providing a General Release.
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13.	Voluntary Separation Before Planned End Date.

	13.1	In General. Executive may voluntarily terminate his employment for any reason as of a date earlier than the Planned End Date upon at least 90 days’ advance notice. In such event, Executive’s Separation Date shall be (x) the date specified in Executive’s notice, or (y) such earlier date as of which the Company releases Executive from any further work obligation.

	13.2	Termination Benefits. If Executive voluntarily terminates his employment in accordance with Section 13.1, he shall receive, without duplication, the following:

		13.2.1	Executive shall be entitled to his Accrued Compensation.

		13.2.2	Executive shall not be entitled to a Prorated Bonus payout for the fiscal year of termination.

		13.2.3	Subject to Board approval and provided that Executive executes a General Release within the 30-day period after his Separation Date, and does not revoke the General Release within seven days after such execution, his termination of employment will be considered a “Retirement” for purposes of his awards under the LTIP. Notwithstanding the foregoing, Executive’s termination will in no event be considered a “Retirement” for purposes of the LTIP if a severance payment or settlement payment is paid to him in connection with his providing a General Release.

		13.2.4	In addition, if the Company elects to release Executive from any further work obligation earlier than the date specified in Executive’s notice, the Company shall continue paying Executive’s Salary during the period beginning on his Separation Date and ending three months after the date he provided notice of his voluntary separation but no later than the Planned End Date.

14.	Death. In the event of Executive’s death while employed by the Company, this Agreement shall automatically terminate. Thereafter, Executive’s designated beneficiary (or, if there is no such beneficiary, Executive’s estate) shall receive any Accrued Compensation as of the date of Executive’s death. In no event shall a payment pursuant to this Section 14 be made later than the 60th day after Executive’s death.

15.	Disability.

	15.1	In General. The Company, in its sole discretion, may terminate this Agreement by reason of Executive’s Disability by giving notice to Executive of termination for Disability. “Disability” means an illness, injury or other incapacitating condition as a result of which Executive is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for a period or periods aggregating more than 120 days in any 12 consecutive months. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists or the efficacy of proposed reasonable accommodations, pursuant to such reasonable requests made by the Company. Any determination as to the existence of a Disability shall be made by a physician mutually selected by Executive and the Company.
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	15.2	Termination Benefits. In the event Executive’s employment is terminated by the Company for Disability, Executive shall receive any Accrued Compensation as of the date of Executive’s termination.

16.	Other Consequences of Termination of Employment.

	16.1	Termination of Benefits. Except as otherwise provided in this Agreement, Executive’s participation in all Company benefit plans and programs shall be governed by the terms of the applicable plan and program documents and award agreements. For the avoidance of doubt, Executive’s Accrued Compensation as of his termination of employment for any reason shall not include any APP amount except to the extent provided by the terms of the APP.

	16.2	Resignation from Positions. If Executive’s employment with the Company terminates for any reason, Executive shall be deemed to have resigned at that time from all officer positions that Executive may have held with Coty. If for any reason this Section 16.2 is deemed insufficient to effect such resignation, Executive hereby authorizes the Secretary and any Assistant Secretary of the Company to execute such documents or instruments as the Company may deem reasonably necessary or desirable to effect such resignation or resignations, and to act as Executive’s attorney-in fact solely for the purpose of so effecting such resignation or resignations.

	16.3	Return of Company Property. Upon terminating his employment for any reason or whenever so directed by the Company, Executive shall return any documents, papers, drawings, plans, diskettes, tapes, data, manuals, forms, notes, tables, calculations, reports, or other items which Executive has received, or in or on which Executive has stored or recorded Coty data or information, in the course of his employment as well as all copies and any material into which any of the foregoing has been incorporated and any other Coty property which may be in his possession or control, to the Company or to such entity as Coty may direct, without right of retention.

17.	Deductions and Withholdings.

	17.1	Except as otherwise expressly provided in this Agreement or in any Company benefit plan applicable to Executive, all amounts payable under this Agreement shall be paid in accordance with the Company’s ordinary payroll practices less such deductions and income and payroll tax withholding as may be required under applicable law. Any property, benefits and perquisites provided to Executive under this Agreement shall be taxable to Executive as provided by law.

	17.2	In the event of the termination of Executive’s employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies that are otherwise payable to Executive and that do not constitute deferred compensation within the meaning of Section 409A of the internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”) all monies Executive may owe to the Company at the time of or subsequent to the termination of Executive’s employment with the Company (including, without limitation, any negative vacation balance). To the extent any law requires an employee’s consent to the offset provided in this Section 17.2 and permits such consent to be obtained in advance, this Agreement shall be deemed to provide the required consent.
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18.	Section 409A.

	18.1	In General. All payments and benefits under this Agreement are intended either to be exempt from, or to comply with, the requirements of Section 409A, and this Agreement shall be interpreted and administered in a manner consistent with such intent.

	18.2	Separation from Service. References in this Agreement to “termination of employment” and similar terms shall mean a “separation from service” as determined under Section 409A. A separation from service shall be deemed to occur if it is anticipated that the level of services Executive will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of services provided by Executive in the immediately preceding 36 months.

	18.3	Payments Contingent on General Release. If the timing of Executive’s execution of a General Release could (but for this Section 18.3) affect whether an amount that is subject to Section 409A is paid in the taxable year of termination or is instead paid in the next succeeding year (the “Second Year”), then payment of such amount shall be made no earlier than January 1 of the Second Year.

	18.4	Six-Month Delay. If Executive is a “specified employee” as defined in Section 409A at the time of his termination of employment, no amount that is subject to Section 409A and that becomes payable by reason of Executive’s termination of employment shall be paid before the expiration of the 6-month period beginning on Executive’s termination of employment, or, if earlier, Executive’s death.

	18.5	Reimbursement of Expenses or In-Kind Benefits. Reimbursements of expenses and in-kind benefits shall be treated as follows: (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, except as otherwise allowed by Section 409A; (ii) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred; and (iii) no right to reimbursement or in-kind benefits may be liquidated or exchanged for another benefit.

	18.6	Amendment. The Company may, without Executive’s consent, amend any provision of this Agreement to the extent that, in the reasonable judgment of the Company, such amendment is necessary or advisable to avoid the imposition on Executive of any tax, interest or penalties pursuant to Section 409A. Any such amendment shall maintain, at a minimum, the original economic benefit to Executive of the applicable provision.

	18.7	Separate Payments. If Executive becomes entitled to be paid Salary continuation under any provision of this Agreement, then each payment of Salary during the relevant continuation period shall be considered, and is hereby designated as, a separate payment for purposes of Section 409A.

19.	Survival; Remedies.

	19.1	Survival. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
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	19.2	Dispute Resolution.

		19.2.1	Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be resolved exclusively in the federal or state courts located in the State of New York. Each party hereto hereby irrevocably accepts and submits to the exclusive jurisdiction of such courts for purposes of this Agreement.

		19.2.2	The parties shall maintain strict confidentiality with respect to any proceeding commenced or maintained under the provisions of this Agreement, except as may be required by law.

	19.3	Injunctive Relief. The Company has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience. It is understood by both, parties to this Agreement that the protections to Coty provided herein are meant for the reasonable protection of the business of Coty and not to impair the ability of Executive to earn a living. Executive acknowledges and agrees that any violation of Section 7, 8, or 9 shall result in irreparable damage to the Company, and accordingly the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such sections, in addition to any other remedies available to the Company. To the extent permitted by applicable law, Executive hereby waives any right to the posting of a bond in connection with any injunction or other equitable relief sought by the Company and Executive agree not to seek such relief in Executive’s opposition to any application for relief the Company shall make.

20.	Severability. If a court determines that any portion of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If the final judgment of a court of competent jurisdiction or other authority (including an arbitrator) declares that any term or provision is invalid or unenforceable, the parties agree that the court or other authority making such determination shall have the power to reduce the scope, duration, area, or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intent of the invalid or unenforceable term or provision.

21.	No Duplication. The payments and benefits provided in this Agreement in respect of a termination of employment are in lieu of any other salary, bonus or benefits payable by the Company, including, without limitation, any severance or income continuation or protection under any Company plan that may now or hereafter exist. All such payments and benefits shall constitute liquidated damages, paid in full and final settlement of all obligations of the Company to Executive under this Agreement.

22.	Notices. Notices under this Agreement must be given in writing and shall be delivered by hand, or mailed by United States certified mail, return receipt requested, postage prepaid, or sent by FedEx or similar overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):
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To Executive: at his last known address in the Company’s records To the Company at:

Coty Inc.
Two Park Avenue
New York, New York 10016
Attention: General Counsel

Any notice delivered personally under this Section 22 shall be deemed given on the date delivered, and any notice sent by United States certified mail, postage prepaid, return receipt requested, or by FedEx or similar overnight service, shall be deemed given on the date mailed.

23.	Assignment. This Agreement is for the performance of personal services by Executive and may not be assigned by Executive, except that the rights of Executive hereunder shall pass upon Executive’s death to Executive’s designated beneficiary (or, if there is no such beneficiary, Executive’s estate), provided that Executive shall be entitled, to the extent not prohibited by applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns. Without limiting the foregoing, the Company may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which Executive’s employment relates.

24.	Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its conflict of laws provisions.

25.	No Implied Contract. Nothing in this Agreement shall be construed to impose any obligation on the Company or Executive to renew this Agreement or any portion hereof or on the Company to establish or maintain any benefit, welfare or compensation plan or program or to prevent the modification or termination of any benefit, welfare or compensation plan or program or any action or inaction with respect to any such benefit, welfare or compensation plan or program.

26.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. An electronically scanned copy of an executed counterpart shall be given the same effect as the original for purposes of the preceding sentence.

27.	Construction.

	27.1	Headings. All descriptive headings in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to any heading.

	27.2	Contra Proferentem Doctrine Inapplicable. This Agreement shall not be construed for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.
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28.	Entire Agreement. This Agreement and any documents referred to herein constitute the entire agreement by the parties with respect to the matters covered herein and supersedes any prior agreement, condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right; provided, however, the lock-up agreement executed by you on April 11, 2013 shall remain in full force and effect. No agreements, understandings or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

COTY INC.

By:	/s/ Géraud-Marie Lacassagne
Géraud-Marie Lacassagne
Senior Vice President Human Resources, Coty
September 16, 2013

DARRYL MCCALL

/s/ Darryl McCall
26.7.13
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